EXHIBIT 99.01

Investor Contact:	Trade Press Contact:
Michael Magaro	David Viera
Investor Relations	Corporate Communications
(925) 290-4949	(925) 290-4681
ir@formfactor.com	dviera@formfactor.com

FormFactor Names Jean Bernard Vernet as Chief Financial Officer

LIVERMORE, Calif. — March 28, 2008 — FormFactor, Inc. (Nasdaq: FORM) today announced the appointment of Jean Bernard Vernet as chief financial officer and senior vice president, reporting to Mario Ruscev, FormFactor’s president, effective March 31, 2008.

Vernet joins FormFactor from Rio Tinto, a leading international mining group, where he served as the director of risk and assistant treasurer of Rio Tinto Alcan (the company’s aluminum product group).  Prior to joining Rio Tinto, Vernet worked for more than 10 years at Schlumberger Limited, where he held several key leadership positions, including finance director and controller of the REW Wireline Business Unit and corporate R&D, as well as various risk management and treasury roles.  Vernet holds a master’s degree in mechanical engineering from the Ecole Centrale de Lyon in France and an MBA in analytic finance and accounting from the University of Chicago.

“Jean Bernard’s broad experience in balancing and managing costs and risks will make him a valuable leader at FormFactor,” stated Ruscev.  “His skills in implementing corporate financial strategies and success in guiding revenue growth will be a strong asset to the company.”

“FormFactor is a company with significant opportunity,” commented Vernet.  “I look forward to taking on this new role and joining the management team.”

Forward-Looking Statements:

Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the federal securities laws, including statements regarding future growth and opportunities. These forward-looking statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to: the company’s ability to implement operational efficiencies for supporting growth, to execute its corporate and financial strategies, and to timely and efficiently deliver and qualify innovative products that meet its customers’ testing requirements. Additional information concerning factors that could cause actual events or results to differ materially and adversely from those in any forward-looking statement is contained in the company’s Form 10-K for the fiscal period ended December 29, 2007 filed with the Securities and Exchange Commission and subsequent SEC filings. Copies of the company’s SEC filings are available at http://investors.formfactor.com/edgar.cfm. The company assumes no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially and adversely from those anticipated in forward-looking statements.

About FormFactor:

Founded in 1993, FormFactor, Inc. (Nasdaq: FORM) is the leader in advanced wafer probe cards, which are used by semiconductor manufacturers to electrically test integrated circuits, or ICs. The company’s wafer sort, burn-in and device performance testing products move IC testing upstream from post-packaging to the wafer level, enabling semiconductor manufacturers to lower their overall production costs, improve yields, and bring next-generation devices to market. FormFactor is headquartered in Livermore, California with operations in Europe, Asia and North America. For more information, visit the company’s website at www.formfactor.com.

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FormFactor and the FormFactor logo are registered trademarks of FormFactor, Inc.  All other product, trademark, company or service names mentioned herein are the property of their respective owners.